  Exhibit 99.1
For Immediate Release

LightPath Technologies Reports 51% Increase in Revenue for Fiscal 2018 First Quarter Financial Results

ORLANDO, FL – November 9, 2017 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for the fiscal 2018 first quarter ended September 30, 2017.

Fiscal 2018 First Quarter Highlights:

●
Revenue for the first quarter of fiscal 2018 increased 51% to approximately $7.6 million, as compared to approximately $5.0 million for the first quarter of fiscal 2017.
●
Total costs and expenses as a percentage of revenue continues to decline, improving to 41% in the first quarter of fiscal 2018, as compared to 49% in the first quarter last year.
●
Net income for the first quarter of fiscal 2018 was approximately $218,000, as compared to approximately $140,000 for the first quarter of fiscal 2017.
●
Adjusted net income* for the first quarter of fiscal 2018, which excludes the non-cash income or expense related to the change in fair value of our warrant liability, was approximately $169,000, as compared to approximately $97,000 for the first quarter of fiscal 2017.
●
EBITDA* for the first quarter of fiscal 2018 was approximately $1.3 million, as compared to approximately $662,000 in the first quarter of fiscal 2017.
●
Adjusted EBITDA*, which excludes the non-cash income or expense related to the change in fair value of our warrant liability, was approximately $1.2 million in the first quarter of fiscal 2018, an increase of 99%, as compared with approximately $619,000 in the first quarter of fiscal 2017.
●
12-month backlog was approximately $8.6 million at September 30, 2017.
●
Cash flow provided by operations increased by 80% to approximately $1.7 million for the first quarter of fiscal 2018 as compared to approximately $922,000 in the first quarter of fiscal 2017.
●
Cash balance at September 30, 2017 was approximately $8.1 million.
●
Significant investment of approximately $1.4 million was made in global growth initiatives and product development.

*This press release includes references to earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, and gross margin, all of which are non-GAAP financial measures. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that certain non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. A reconciliation of GAAP to non-GAAP results is provided in this press release in the accompanying tables. A more complete explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Management Comments

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, “LightPath continued to make progress in the first quarter of fiscal 2018 with the implementation of strategies to deliver global diversified growth and solid cash flow generation. Our diversification initiatives have proven prescient in that consolidated revenues increased 51% in the quarter amid declining sales in certain vertical markets which are traditionally some of our fastest growing areas.”

“Sales of infrared products, one of our two key product groups, increased by $3.1 million or 579% compared to the first quarter of fiscal 2017, primarily due to the acquisition of ISP Optics Corporation (“ISP”) in December 2016. We believe the acquisition of ISP is a transformative event for the Company given its contributions to our consolidated financial results and the longer term opportunities it provides for our technology roadmap and market share expansion. We view infrared products as one of our key product groups because these products have the long-term attributes of addressing faster growing and larger markets.”

“Our other key product group, consisting of precision molded optics and other related product lines, experienced lower sales, primarily reflecting prior inventory builds in China and the United States by specific customers in the telecommunications and data communications industry as well as delays in the timing of orders for certain defense products. Our customers are forecasting recovery in the telecommunications and data communications industry during the second half of fiscal 2018 as China begins investing to upgrade its wireless networks to 5G.”

“Non-recurring engineering (“NRE”) revenue increased 95% to approximately $250,000 in the fiscal 2018 first quarter. Included in our NRE revenue during the quarter were projects relating to new designs for a major customer for the 5G buildout in China, so we are very excited by the growth potential this represents. NRE, while recorded as revenue, is essentially paid research which, when combined with our research and development expenses, further strengthens our intellectual property. As part of our investments in global growth initiatives, research and product development spending increased by 37% to $381,000 in the first quarter of fiscal 2018, as compared to the first quarter of last year. Our research and development spending in the first quarter of fiscal 2018 remained consistent with the fourth quarter of fiscal 2017. This level of spending is within our target range, which we believe is necessary to bolster our technological leadership. Some of the focal areas of our product development efforts include advanced driver assistance systems or ADAS; light distance and ranging or LIDAR sensing; and spectrographic and fiber delivery technologies. Many of these products are being designed for higher margin applications within the automotive electronics, healthcare and defense sectors.”

“Other planned spending increases include the higher sales and marketing expenses in the first quarter which are costs that we incurred now that are intended to deliver forward revenue generation as we bring our expanded product portfolio to market. As we anticipate bringing more new products to market and higher volumes for our existing product lines, we expect capital expenditures for fiscal 2018 to increase as compared to previous years. The majority of this spending is front loaded, including approximately $1.4 million that we spent in the first quarter primarily for new machines, a substantial increase in our manufacturing capacity and process improvement investments.”

“In the first quarter, we remained committed to disciplined growth and performance, which factored in the higher spending and consolidated revenues with lower contributions from certain product lines. Our strong performance absorbed the lower than expected gross margins resulting primarily from one-time production yield shortfalls which have now been resolved and price concessions due to competitive pressure. We expect our gross margins to benefit in subsequent periods from the correction of these shortfalls and our success in obtaining increased volumes in return for the lower pricing. Collectively, our fiscal 2018 first quarter gross profit increased substantially year-over-year although our gross margin as a percentage of revenue declined as a result of the non-systemic yield issue.”

“Our adjusted EBITDA, which excludes the impact from the non-cash warrant liability, increased 99% from the prior year and improved on a margin basis to 16% as a percentage of revenue as compared to 12% in the prior year period. Operating cash flow was very strong with an increase of 80% to $1.7 million for the first quarter of fiscal 2018 as compared to $922,000 in the prior year period. We remain solidly on track with our fiscal 2018 goal of growing responsibly through the diversification of our business lines and effectively managing our costs and performance measures.”

Financial Results for Three Months Ended September 30, 2017 Compared to the Three Months Ended September 30, 2016

Revenue for the first quarter of fiscal 2018 was approximately $7.6 million, an increase of approximately $2.6 million, or 51%, as compared to the same period of the prior fiscal year. The increase from the first quarter of the prior fiscal year is attributable to (i) an approximately $3.1 million increase, or 579%, in revenues generated by infrared products, primarily attributable to ISP and, (ii) an approximately $126,000 increase, or 95%, in revenues from NRE projects. These increases were partially offset by (i) an approximately $391,000 decrease, or 18%, in sales of low volume precision molded optics (“LVPMO”) lenses primarily attributable to the high-end telecommunications, data communications, and defense industries (ii) an approximately $39,000 decrease, or 3%, in sales of high volume precision molded optics (“HVPMO”) lenses primarily attributable to applications for position sensors, including next generation products and industrial tools, and (iii) a decrease of approximately $234,000, or 35%, in specialty products, primarily due to in the timing of orders in the defense and medical sectors.

Gross margin in the first quarter of fiscal 2018 was $3.3 million, an increase of 16% as compared to $2.8 million in the prior year period. Gross margin as a percentage of revenue was 43% for the first quarter of fiscal 2018, compared to 57% for the first quarter of fiscal 2017. The change in gross margin as a percentage of revenue is primarily attributable to the inclusion of revenues generated by ISP, and the associated cost of sales. Gross margin as a percentage of revenue with respect to ISP’s products historically has been lower than our existing products. In addition, we offered a pricing discount in connection with a large contract in exchange for increased orders from the customer, and we experienced lower yields for certain precision molded optics lenses. We identified and corrected the causes of lower yields. Total cost of sales was approximately $4.3 million for the first quarter of fiscal 2018, an increase of approximately $2.1 million as compared to the same period of the prior fiscal year. The increase in total cost of sales is entirely due to the increase in volume of sales, primarily because of the acquisition of ISP.

During the first quarter of fiscal 2018, total costs and expenses were approximately $3.1 million, an increase of approximately $665,000 compared to the same period of the prior fiscal year. The increase was primarily due to: (i) a $562,000 increase in expenses related to the acquisition and integration of ISP, including the amortization of intangibles, wages, professional fees, and travel expenses, and (ii) an approximately $103,000 increase in research and development expenses.

In the first quarter of fiscal 2018, we recognized non-cash income of approximately $48,000 related to the change in the fair value of warrants issued in connection with the June 2012 private placement. In the first quarter of fiscal 2017, we recognized non-cash income of approximately $44,000 related to the change in the fair value of these warrants. The applicable accounting rules for the warrant liability requires the recognition of either non-cash expense or non-cash income, which has a significant correlation to the change in the market value of our Class A common stock for the period being reported and the assumptions on when the warrants will be exercised. The likelihood of exercise increases as the expiration date of the warrant approaches. The warrants have a five-year life and will expire in December 2017. The fair value will be re-measured each reporting period until the warrants are exercised or expire.

Income tax expense was approximately $58,000 in the first quarter of fiscal 2018, a decrease of $207,000 compared to the first quarter of fiscal 2017. We have net operating loss (“NOL”) carry forward benefits of approximately $84 million against net income as reported on a consolidated basis in the United States. The NOL does not apply to taxable income from foreign subsidiaries. Income taxes are attributable to our Chinese subsidiaries and to a lesser extent income taxes attributable to ISP’s wholly-owned subsidiary, ISP Optics Latvia, SIA (“ISP Latvia”), a limited liability company founded under the Laws of the Republic of Latvia. We accrue income taxes in China and Latvia. Chinese subsidiaries are governed by the Income Tax Law of the People’s Republic of China, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. ISP Latvia is governed by the Law of Corporate Income Tax of Latvia, which is applicable to privately run and foreign invested enterprises, and which generally subjects such enterprises to a statutory rate of 15% on income reported in the statutory financial statements after appropriate tax adjustments. The effective income tax rate for the first quarter of fiscal 2018 was 21%, based on the jurisdictional mix.

Net income for the first quarter of fiscal 2018 was $218,000, or $0.01 per basic and diluted common share, which includes non-cash income of approximately $48,000, or $0.00 per basic and diluted common share, related to the change in the fair value of the warrant liability, compared with net income of approximately $140,000, or $0.01 per basic and diluted common share, which includes non-cash income of approximately $44,000, or $0.00 per basic and diluted common share, related to the change in the fair value of the warrant liability for the same period in fiscal 2017.

Net income for the first quarter of fiscal 2018 was affected by increases in the following: (i) amortization of intangibles, (ii) selling general and administrative (“SG&A”) expenses, (iii) interest expense and (iv) new product development costs as compared to the prior year period. All of the amortization of intangibles and a portion of the increase in SG&A expenses during the first quarter of fiscal 2018 were related to the acquisition of ISP.

Adjusted net income, which is adjusted for the effect of the non-cash change in the fair value of the warrant liability, increased to approximately $169,000 in the first quarter of fiscal 2018, as compared to $97,000 in the same period of fiscal 2017.

We had foreign currency exchange income in the first quarter of fiscal 2018 due to changes in the value of the Chinese Yuan and Euro in the amount of approximately $246,000, which had a $0.01 impact on basic and diluted earnings per share, compared to a foreign currency exchange loss of $36,000, which had a $0.00 impact on basic and diluted earnings per share, in the same period of the prior fiscal year.

Weighted-average basic and diluted common shares outstanding increased to 24,235,058 and 26,221,588, respectively, in the first quarter of fiscal 2018 from 15,616,855 and 17,152,771, respectively, in the first quarter of fiscal 2017. The increase was primarily due to 8 million shares of Class A common stock issued in connection with the acquisition of ISP, as well as shares of Class A common stock issued under the 2014 Employee Stock Purchase Plan, and shares of Class A common stock issued as a result of the exercises of stock options and warrants.

EBITDA for the first quarter of fiscal 2018 was approximately $1.3 million compared to approximately $662,000 in the first quarter of fiscal 2017. The difference in EBITDA between periods was principally caused by increased revenues and gross margin, partially offset by increased SG&A expenses associated with the acquisition of ISP. Adjusted EBITDA, which eliminates the non-cash income or expense related to the change in fair value of the June 2012 warrant liability, was approximately $1.2 million in the first quarter of fiscal 2018, an increase of 99%, as compared with approximately $619,000 for the same period of the prior fiscal year.

Cash and cash equivalents totaled approximately $8.1 million as of September 30, 2017and June 30, 2017. Cash flow provided by operations was approximately $1.7 million for the first quarter of fiscal 2018, compared with $922,000 in the prior year period. During the first quarter of fiscal 2018, we expended approximately $1.4 million for capital equipment, as compared to $387,000 in the same period last year.

The current ratio as of September 30, 2017 and June 30, 2017 was 3.2 to 1 and 3.4 to 1, respectively. Total stockholders’ equity as of September 30, 2017 was approximately $30.2 million, a 1.5% increase compared to approximately $29.7 million as of June 30, 2017. The increase is due to net income, and to a lesser extent, issuances of Class A common stock upon the exercise of warrants and issuances of Class A common stock related to the 2014 Employee Stock Purchase Plan.

As of September 30, 2017, our 12-month backlog was $8.6 million, compared to $9.3 million as of June 30, 2017, a decrease of approximately 8%, as we continued to ship products against some large annual contracts, which are expected to renew within the next two quarters.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income, and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, the Company calculates adjusted EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, amortization, and the change in the fair value of the warrants issued in connection with the private placement in June 2012, which expire in December 2017.

The fair value of the warrants issued in connection with the private placement in 2012 is re-measured each reporting period until the warrants are exercised or expire. Each reporting period, the change in the fair value of these warrants is either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants has a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and is not impacted by actual operations during such period. Management believes that by excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

The Company calculates adjusted net income by adjusting net income to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, November 9 at 4:30 p.m. ET to discuss its financial and operational performance for the first quarter, ended September 30, 2017.

Date: Thursday, November 9, 2017
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: http://services.choruscall.com/links/lpth171109.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through November 23, 2017. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID # 10113453.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in New York, Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Dorothy Cipolla, CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305	Tel: 512-551-9296
jgaynor@lightpath.com	dcipolla@lightpath.com	jdarrow@darrowir.com
Web: www.lightpath.com	Web: www.lightpath.com	Web:www.darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
Assets	2017	2017
Current assets:
Cash and cash equivalents	$8,058,151	$8,085,015
Trade accounts receivable, net of allowance of $13,548 and $7,356	5,196,724	5,890,113
Inventories, net	5,391,422	5,074,576
Other receivables	52,789	29,202
Prepaid expenses and other assets	665,791	641,469
Total current assets	19,364,877	19,720,375

Property and equipment, net	11,411,122	10,324,558
Intangible assets, net	10,045,782	10,375,053
Goodwill	5,854,905	5,854,905
Deferred tax assets	285,000	285,000
Other assets	112,323	112,323
Total assets	$47,074,009	$46,672,214
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,301,890	$1,536,121
Accrued liabilities	714,859	966,929
Accrued payroll and benefits	1,723,147	1,896,530
Loans payable, current portion	1,111,500	1,111,500
Capital lease obligation, current portion	238,683	239,332
Total current liabilities	6,090,079	5,750,412

Capital lease obligation, less current portion	89,650	142,101
Deferred rent	438,854	458,839
Deferred tax liabilities	197,279	182,349
Warrant liability	407,620	490,500
Loans payable, less current portion	9,681,445	9,926,844
Total liabilities	16,904,927	16,951,045

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
100,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
34,500,000 shares authorized; 24,247,826 and 24,215,733
shares issued and outstanding	242,478	242,157
Additional paid-in capital	225,668,002	225,492,252
Accumulated other comprehensive income	349,543	295,396
Accumulated deficit	(196,090,941)	(196,308,636)
Total stockholders’ equity	30,169,082	29,721,169
Total liabilities and stockholders’ equity	$47,074,009	$46,672,214

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Comprehensive Income (unaudited)

	Three months ended
	September 30,
	2017	2016
Revenue, net	$7,572,093	$5,000,229
Cost of sales	4,282,756	2,166,481
Gross margin	3,289,337	2,833,748
Operating expenses:
Selling, general and administrative	2,398,242	2,165,062
New product development	381,388	278,018
Amortization of intangibles	329,271	—
Total costs and expenses	3,108,901	2,443,080
Operating income	180,436	390,668
Other income (expense):
Interest expense	(168,410)	(6,941)
Interest expense -debt costs	(32,851)	—
Change in fair value of warrant liability	48,380	43,500
Other income (expense), net	248,124	(21,531)
Total other income (expense), net	95,243	15,028
Net income before income taxes	275,679	405,696
Provision for income taxes	57,984	265,200
Net income	$217,695	$140,496
Foreign currency translation adjustment	54,147	31,553
Comprehensive income	$271,842	$172,049

Earnngs per common share (basic)	$0.01	$0.01
Number of shares used in per share calculation (basic)	24,235,058	15,616,855
Earnings per common share (diluted)	$0.01	$0.01
Number of shares used in per share calculation (diluted)	26,221,588	17,152,771

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows (unaudited)
	Three months ended
	September 30,
	2017	2016
Cash flows from operating activities
Net income	$217,695	$140,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	804,658	249,465
Interest from amortization of debt costs	3,860	—
Stock based compensation	92,241	119,940
Bad debt expense	(6,142)	—
Change in fair value of warrant liability	(48,380)	(43,500)
Change in fair value of seller's note	28,990	—
Deferred rent	(19,985)	(32,346)
Inventory write-offs to reserve	—	41,143
Changes in operating assets and liabilities:
Trade accounts receivables	737,036	232,466
Other receivables	(22,417)	88,073
Inventories	(432,216)	(269,111)
Prepaid expenses and other assets	(19,786)	29,680
Accounts payable and accrued liabilities	319,536	365,587
Net cash provided by operating activities	1,655,090	921,893

Cash flows from investing activities
Purchase of property and equipment	(1,411,278)	(387,259)
Net cash used in investing activities	(1,411,278)	(387,259)

Cash flows from financing activities
Proceeds from sale of common stock from employee stock purchase plan	19,080	9,598
Proceeds from exercise of warrants, net of costs	30,250	70,957
Net payments on loan payable	(278,249)	—
Payments on capital lease obligations	(53,100)	(35,300)
Net cash provided by (used in) financing activities	(282,019)	45,255
Effect of exchange rate on cash and cash equivalents	11,343	95,859
Change in cash and cash equivalents	(26,864)	675,748
Cash and cash equivalents, beginning of period	8,085,015	2,908,024
Cash and cash equivalents, end of period	$8,058,151	$3,583,772

Supplemental disclosure of cash flow information:
Interest paid in cash	$85,910	$6,941
Income taxes paid	$336,014	$116,043
Supplemental disclosure of non-cash investing & financing activities:
Reclassification of warrant liability upon exercise	$34,500	$52,424

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Three months ended September 30, 2017
(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2017	24,215,733	$242,157	$225,492,252	$295,396	$(196,308,636)	$29,721,169
Issuance of common stock for:
Exercise of warrants	25,000	250	30,000	—	—	30,250
Employee Stock Purchase Plan	7,093	71	19,009	—	—	19,080
Reclassification of warrant liability upon exercise	—	—	34,500	—	—	34,500
Stock based compensation on stock options & RSU	—	—	92,241	—	—	92,241
Foreign currency translation adjustment	—	—	—	54,147	—	54,147
Net income	—	—	—	—	217,695	217,695
Balances at September 30, 2017	24,247,826	$242,478	$225,668,002	$349,543	$(196,090,941)	$30,169,082

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

	(Unaudited)
	Three months ended:
	September 30, 2017	September 30, 2016
Net income	$217,695	$140,496
Change in fair value of warrant liability	(48,380)	(43,500)
Adjusted net income	$169,315	$96,996
% of revenue	2%	2%

	(Unaudited)
	Three months ended:
	September 30, 2017	September 30, 2016
Net income	$217,695	$140,496
Depreciation and amortization	804,658	249,465
Provision fo rincome taxes	57,984	265,200
Interest expense	201,261	6,941
EBITDA	$1,281,598	$662,102
Change in fair value of warrant liability	(48,380)	(43,500)
Adjusted EBITDA	$1,233,218	$618,602
% of revenue	16%	12%